As filed with the Securities and Exchange Commission on March 24, 2000
                                                       Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                            MDU RESOURCES GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                            No. 41-0423660
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               Schuchart Building
                             918 East Divide Avenue
                                  P.O. Box 5650
                        Bismarck, North Dakota 58506-5650
          (Address of principal executive offices, including zip code)

                         ------------------------------

                            MDU RESOURCES GROUP, INC.
                           NON-EMPLOYEE DIRECTOR STOCK
                                COMPENSATION PLAN
                            (Full title of the plan)

                         ------------------------------

                                 Martin A. White
                      President and Chief Executive Officer
                            MDU Resources Group, Inc.
                               Schuchart Building
                             918 East Divide Avenue
                                  P.O. Box 5650
                        Bismarck, North Dakota 58506-5650
                                 (701) 222-7900

                                 Douglas C. Kane
                            Executive Vice President,
                            Chief Administrative and
                          Corporate Development Officer
                            MDU Resources Group, Inc.
                               Schuchart Building
                             918 East Divide Avenue
                                  P.O. Box 5650
                        Bismarck, North Dakota 58506-5650
                                 (701) 222-7900
                         ------------------------------
(Name, address and telephone number, including area code, of agents for service)

                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                    Proposed maximum        Proposed maximum
  Title of securities         Amount to be           offering price        aggregate offering           Amount of
    to be registered          registered(1)           per share(2)              price(3)             registration fee
---------------------------------------------------------------------------------------------------------------------
    Common Stock,             81,406 shares              $18.875               $1,536,538                 $406
    $1.00 par value
---------------------------------------------------------------------------------------------------------------------
    Preference Share          81,406 rights                --                      --                     -- (3)
    Purchase Rights
=====================================================================================================================

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

(2) Determined on the basis of the average of the high and low sale price of the common stock as reported in the consolidated reporting system on March 20, 2000 solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

(3) Since no separate consideration is paid for the preference share purchase rights, the registration fee for such securities is included in the fee for the common stock. The value attributable to the rights, if any, is reflected in the market price of the common stock.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, which MDU Resources Group, Inc. (the "Company") has filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this registration statement:

     1. Annual Report on Form 10-K for the year ended December 31, 1999, including those portions of the Annual Report to Stockholders incorporated by reference therein.

     2. Description of the Company's common stock contained in the Company's registration statement on Form 8-A/A, dated March 23, 2000, and any amendments thereto.

     3. Description of the Company's preference share purchase rights contained in the registration statement on Form 8-A/A, dated March 23, 2000 and any amendments thereto.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel.

     Lester H. Loble, II, Vice President, General Counsel and Secretary of the Company, whose opinion with respect to the common stock and rights is filed as
Exhibit 5(a) hereto, is an officer of the Company and owns, as of December 31, 1999, approximately 48,831 shares of Common Stock, including shares that may be acquired within 60 days pursuant to the exercise of stock options.

Item 6.  Indemnification of  Directors and Officers.

     The Company's Bylaws include the following provision:

     7.07 Indemnification   of  Officers,   Directors,   Employees  and  Agents;
          Insurance.

     (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
          fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct as set forth in subsections (a) and
          (b) of this Section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by a present or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section. Once the Corporation has received the undertaking, the Corporation shall pay the officer or director within 30 days of receipt by the Corporation of a written application from the officer or director for the expenses incurred by that officer or director. In the event the Corporation fails to pay within the 30-day period, the applicant shall have the right to sue for recovery of the expenses contained in the written application and, in addition, shall recover all attorneys' fees and expenses incurred in the action to enforce the application and the rights granted in this Section 7.07. Expenses (including attorneys' fees) incurred by other employees and agents shall be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnity or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section.

     (h) For the purposes of this Section, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

     (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participant or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. The Company maintains liability insurance protecting it, as well as its directors and officers, against liability by reason of their being or having been directors or officers.

Item 8.  Exhibits.

     *4(a)     Restated  Certificate of Incorporation  of the Company,  filed as
               Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, in File No. 1-3480.

     *4(b) By-laws of the Company, as amended to date, filed as Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, in File No. 1-3480.

----------
*Incorporated herein by reference as indicated.

     *4(c) Rights Agreement, dated as of November 12, 1998, between the Company and Norwest Bank Minnesota, N.A., filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480.

     *4(d) Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992, between the Company and The New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) in Registration No. 33-66682.

     *4(e) Forty-sixth, Forty-seventh and Forty-eighth Supplements to the Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992, between the Company and The New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibits 4(e), 4(f) and 4(g), respectively, in Registration No. 33-53896.

      5(a)     Opinion of Lester H.  Loble,  II,  Esq.,  General  Counsel to the
               Company.

      5(b) Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company.

     23(a)     Consent of Arthur Andersen LLP.

     23(b) Consent of Lester H. Loble, II, Esq. (contained in opinion filed as Exhibit 5(a) hereto).

     23(c) Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in opinion filed as Exhibit 5(b) hereto).

     24        Power of Attorney (see signature pages).

----------
*Incorporated herein by reference as indicated.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney- in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with the authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota, on the 23rd day of March, 2000.

                                       MDU RESOURCES GROUP, INC.


                                       By: /s/ Martin A. White
                                           -----------------------------
                                           Martin A. White
                                           President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                               Title                     Date
     ---------                               -----                     ----

/s/ Martin A. White               Chief Executive Officer and     March 23, 2000
--------------------------------    Director
Martin A. White
(President and Chief
Executive Officer)

/s/ Douglas C. Kane                Chief Administrative and       March 23, 2000
--------------------------------     Corporate Development
Douglas C. Kane                      Officer and Director
(Executive Vice President, Chief
Administrative and Corporate
Development Officer)

     Signature                               Title                     Date
     ---------                               -----                     ----

/s/ Warren L. Robinson             Chief Financial Officer        March 23, 2000
--------------------------------
Warren L. Robinson
(Executive Vice President,
Treasurer and Chief Financial
Officer)

/s/ Vernon A. Raile                Chief Accounting Officer       March 23, 2000
--------------------------------
Vernon A. Raile
(Vice President, Controller and
Chief Accounting Officer)

/s/ John A. Schuchart                      Director               March 23, 2000
--------------------------------
John A. Schuchart
(Chairman of the Board)

/s/ San W. Orr, Jr.                        Director               March 23, 2000
--------------------------------
San W. Orr, Jr.
(Vice Chairman of the Board)

/s/ Thomas Everist                         Director               March 23, 2000
--------------------------------
Thomas Everist

/s/ Richard L. Muus                        Director               March 23, 2000
--------------------------------
Richard L. Muus

/s/ Robert L. Nance                        Director               March 23, 2000
--------------------------------
Robert L. Nance

/s/ John L. Olson                          Director               March 23, 2000
--------------------------------
John L. Olson

/s/ Harry J. Pearce                        Director               March 23, 2000
--------------------------------
Harry J. Pearce

     Signature                               Title                     Date
     ---------                               -----                     ----

/s/ Homer A. Scott, Jr.                    Director               March 23, 2000
--------------------------------
Homer A. Scott, Jr.

/s/ Joseph T. Simmons                      Director               March 23, 2000
--------------------------------
Joseph T. Simmons

/s/ Sister Thomas Welder, O.S.B.           Director               March 23, 2000
--------------------------------
Sister Thomas Welder, O.S.B.

                                  EXHIBIT INDEX

      *4(a) Restated Certificate of Incorporation of the Company, filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, in File No. 1-3480.

      *4(b)            By-laws of the Company, as amended to date, filed as
                       Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, in File No. 1-3480.

      *4(c) Rights Agreement, dated as of November 12, 1998, between the Company and Norwest Bank Minnesota,
                       N.A., filed as Exhibit 4.1 to Form 8-A on November 12, 1998, in File No. 1-3480.

      *4(d) Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992, between the Company and The
                       New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing
                       (Douglas J. MacInnes, successor Co-Trustee), filed as
                       Exhibit 4(a) in Registration No. 33-66682.

      *4(e)            Forty-sixth, Forty-seventh and Forty-eighth
                       Supplements to the Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992, between the Company and The New York Trust Company (The
                       Bank of New York, successor Corporate Trustee) and
                       A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibits 4(e), 4(f) and 4(g), respectively, in Registration No. 33-53896.

       5(a) Opinion of Lester H. Loble, II, Esq., General Counsel to the Company.

       5(b) Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to the Company.

      23(a)            Consent of Arthur Andersen LLP.

      23(b) Consent of Lester H. Loble, II, Esq. (contained in opinion filed as Exhibit 5(a) hereto).

      23(c)            Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                       (contained in opinion filed as Exhibit 5(b) hereto).

      24               Power of Attorney (see signature pages).

----------
*Incorporated herein by reference as indicated.